                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-46496

                                ALZA CORPORATION

                SUPPLEMENT NO. 2 TO PROSPECTUS DATED NOVEMBER 3, 2000

     This supplement amends certain information contained in our prospectus, dated November 3, 2000, registering for resale our Zero Coupon Convertible Subordinated Debentures due July 28, 2020 and the shares of common stock issuable upon conversion of these debentures. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

     The table under the caption "Selling Security Holders" on page 30 of the prospectus, as amended by that certain prospectus supplement dated November 30, 2000, is hereby further amended by: (i) adding to the table the security holders identified below on Schedule 1, and (ii) amending and restating the security holdings of those security holders identified below on Schedule 2. In addition, the selling security holders identified below and in the prospectus may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information about their holdings in transactions exempt from the registration requirements of the Securities Act.

Schedule 1
----------

                                                Principal Amount at
                                              Maturity of Debentures                              Shares of Common
                                                   Beneficially            Conversion Shares      Shares of Common
                                                    Owned that                    that            Stock Owned After
                                                  May Be Offered             May Be Offered         the Offering
                                            ---------------------------  ----------------------  -------------------
Bear, Stearns & Co, Inc...................          $10,000,000                 140,270
RCG Latitude Master Fund..................              200,000                   2,805
White River Securities LLC................           10,000,000                 140,270


Schedule 2
----------


                                                Principal Amount at
                                              Maturity of Debentures
                                                   Beneficially            Conversion Shares      Shares of Common
                                                    Owned that                    that           Stock Owned After
                                                  May Be Offered             May Be Offered         the Offering
                                            ---------------------------  ---------------------- -------------------
Bank Austria Cayman Island, Ltd...........           $ 3,500,000                  49,094
Credit Suisse First Boston Corporation....            30,000,000                 420,810
Goldman Sachs and Company ................             2,850,000                  39,976              4,882 (1)
Merrill Lynch Pierce Fenner &
  Smith, Inc..............................               120,000                   1,683             77,806 (1)
Ramius Capital Group Holdings.............             1,300,000                  18,235
UBS Warburg LLC  .........................            65,758,000                 922,387

________________________

(1) Shares issuable upon conversion of our 5 1/4% zero coupon convertible subordinated debentures due 2014.

     Information concerning the selling security holders is based upon information provided to us by the security holders. This information may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and therefore the number of shares of common stock issuable upon conversion or redemption of the debentures, are subject to adjustment. See "Description of the Debentures" in the prospectus. As a result, the aggregate principal amount of debentures and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

                 The date of this Supplement is January 5, 2001